Year Ended May 31, 2005

John Hancock Bond Trust
John Hancock Investment Grade Bond Fund
Series - 5
NAV per share - Class     10.06
NAV per share - Class I   10.06
Dividends from net investment income - Class C    0.3499
Dividends from net investment income - Class I    0.4669

John Hancock Government Income Fund
Series -  9
NAV per share - Class C     9.26
Dividends from net investment income - Class C    0.3093

John Hancock High Yield Bond Fund
 Series -  10
NAV per share - Class C     5.05
Dividends from net investment income - Class C    0.3628